EXHIBIT 10(ii)

DEBT SETTLEMENT AGREEMENT

Agreement made on December 19, 2002 between Shafiq Nazerali with offices located at General Guisan -Quai 36, CH-8002 Zurich, Switzerland, referred to as Creditor and Jure Holdings, Inc.with offices located at 1818-1177 West Hastings Street, Vancouver, British Columbia V6E 2K3 referred to as Debtor.

SECTION ONE

ACKNOWLEDGEMENT OF EXISTING OBLIGATION

The parties acknowledge that Debtor is at present indebted to Creditor in the sum of $119,619.20 as the result of loans extended by Creditor in 2001 and 2002.

SECTION TWO

AGREEMENT FOR DIFFERENT METHOD OF PAYMENT

Debtor and Creditor desire and agree, to provide for the payment of the above-stated indebtedness in accordance with terms and provisions different from, and in substitution of, the terms and obligations for payment for same contained in the original loan obligation as described in Section One above.

SECTION THREE

CONSIDERATION

In consideration of the mutual promises contained in this Agreement, Debtor and Creditor agree as follows:

  Method of Payment: Debtor agrees to pay to Creditor and Creditor agrees to accept from Debtor, in full satisfaction of the indebtedness described in Section One, above, 1,196,192 shares of Debtor's common stock, valued at $0.10 a share, as consideration for monies owed to Creditor as a result of loans provided by Creditor to Debtor.

  Satisfaction: On execution of this Agreement and Creditor's board of directors resolution authorizing the issuance of 1,196,192 shares of Debtor's common stock to Creditor provided for in Section Three (a) above, the original indebtedness of Debtor to Creditor, as described in Section One, above, will be forever cancelled and discharged.

In witness whereof, the parties have executed this Agreement in Vancouver, British Columbia on the date first mentioned above.

Jure Holdings, Inc.

/s/ Nora Coccaro

By: Nora Coccaro, President

Shafiq Nazerali

/s/ Shafiq Nazerali

Shafiq Nazerali